Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Wave Systems Corp.:

We consent to the use of our reports dated March 15, 2007, with respect to the consolidated balance sheets of Wave Systems Corp. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity (deficiency) and other comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Annual Report on Form 10-K of Wave Systems Corp., incorporated herein by reference.

Our reports dated March 15, 2007 contain an explanatory paragraph that states the Company has suffered recurring losses from operations and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 3 to the consolidated financial statements, Wave Systems Corp. adopted Statement of Financial Accounting Standards No. 123(R), Share- Based Payment, effective January 1, 2006 utilizing the modified prospective application transition method.

Boston, Massachusetts
June 25, 2007